Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2012

Letter from Sourcefire Chairman Steve Polk: Former CEO John Burris loses battle with cancer

Dear Stockholders, Employees, Customers and Friends,

I am very sad to report that our friend, former Sourcefire CEO John Burris has lost his battle with cancer and passed away late this afternoon. We extend our sympathies to his wife Ann, his children Jason, Meg and Luke, his siblings Joe and Becky, his parents, family and friends. John touched the lives of all he met, especially Sourcefire’s Firemen who were inspired by his vision and leadership. We were enriched by knowing him and are filled with sorrow.

Sincerely,

Steve

Lt. Gen. (ret) Steven R. Polk

Chairman

Sourcefire

About Sourcefire

Sourcefire, Inc. (NASDAQ: FIRE), a world leader in intelligent cybersecurity solutions, is transforming the way global large- to mid-size organizations and government agencies manage and minimize network security risks. With solutions from a next-generation network security platform to advanced malware protection, Sourcefire provides customers with Agile Security® that is as dynamic as the real world it protects and the attackers against which it defends. Trusted for more than 10 years, Sourcefire has been consistently recognized for its innovation and industry leadership with numerous patents, world-class research, and award-winning technology. Today, the name Sourcefire has grown synonymous with innovation, security intelligence and agile end-to-end security protection. For more information about Sourcefire, please visit www.sourcefire.com.